SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    July 14, 2003

MID-ATLANTIC REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12286	52-1832411
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 West Ridgely Road, Suite 210, Lutherville, MD 21093

(Address of Principal Executive Offices/Zip Code)

Registrant’s telephone number, including area code:    (410) 684-2000

Not Applicable

(Former Name or Former Address, if changed since last Report)

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE.

Overview

On June 18, 2003, Mid-Atlantic Realty Trust (the “Company”) and Kimco Realty Corporation (“Kimco”) announced that the two companies entered into a definitive merger agreement (the “Merger Agreement”). Under the terms of the Merger Agreement, which was unanimously approved by the Boards of both companies, Kimco will acquire all of the outstanding shares of the Company for $21.00 per share in a cash transaction in which the Company will merge with and into a Kimco subsidiary.

Proxy Filing

On July 15, 2003, the Company filed with the Securities and Exchange Commission preliminary proxy material to be used in connection with its special meeting of shareholders to be called to consider and vote upon the merger. The proxy statement can be accessed through the SEC’s EDGAR website at www.sec.gov. As announced by the Company in its previous press releases, the closing is scheduled to occur on or after September 15, 2003; accordingly, the special meeting of shareholders is currently expected to be held on September 15, 2003.

Amendment

Attached as Exhibit 2.1 to this Form 8-K is an Amended Agreement and Plan of Merger, dated as of July 14, 2003 (the “Amended Agreement”). In the Amended Agreement, the parties have revised the closing conditions in Sections 8.1(b) and 8.3(i) to correct the agreement to reflect the parties’ original intent that (1) except with respect to the matters addressed in clause (2) below, each of the Company and Kimco have a separate waivable right to assert a closing condition and decline to consummate the proposed merger in the event that any party to the Amended Agreement is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the Amended Agreement, including, without limitation, any orders, rulings, injunctions, restraints or prohibitions arising out of or relating to derivative, class action or other claims by security holders of the Company, and (2) Kimco has the waivable right to assert a closing condition and decline to consummate the proposed merger in the event that any party to the Amended Agreement is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by security holders of the MART Limited Partnership, which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the Amended Agreement. No other provisions of the merger agreement have been amended.

The foregoing description is qualified in its entirety by reference to the full text of the Amended Agreement.

Litigation

On June 19, 2003, two putative class action complaints were filed in the Circuit Court of Baltimore County, Maryland against the Company, MART Limited Partnership and each of our trustees, and on June 20, 2003, a third putative class action complaint was filed in the same court. Each complaint challenges the adequacy of the merger consideration to be received by our shareholders and further alleges that our directors breached their fiduciary duties to shareholders by failing to ascertain the true value of our company or whether there were any other bidders for our company, accepting an inadequate takeover premium, not conducting an active market check, and by failing to adequately disclose to our public shareholders all material terms of the transaction, including how and why insiders will benefit. The complaint also alleges that the trustees have breached their fiduciary duties by pursuing a course of business designed to eliminate the public shareholders to the unfair benefit of the limited partners of MART Limited Partnership because the limited partners allegedly would be offered an opportunity to participate in the future growth of the company not being made available to the company’s public shareholders. Among other things, the complaint seeks class action status, a court order enjoining the sale of the company, unspecified monetary damages, and the payment of attorney’s fees. The second complaint also alleges that Kimco knowingly aided and abetted the breaches of our directors’ fiduciary duties. We believe the allegations are without merit and intend to vigorously defend the actions.

2

Because the completion of the merger is conditioned upon no temporary restraining order, ruling or preliminary or permanent injunction or other legal restraint being in effect which prevents, materially delays or impairs the completion of the transactions contemplated by the merger agreement, if the plaintiff in the litigation moves for such relief, and such relief is granted, the merger may be delayed or in some instances the merger agreement may be terminated.

The foregoing description is qualified in its entirety by reference to the preliminary proxy statement.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) and (b)    Not Applicable.

(c)    Exhibits. The following exhibit is filed with this report:

Number	EXHIBIT

2.1	Amended Agreement and Plan of Merger by and among Kimco Realty Corporation, Kimco Acquisition Real Estate Investment Trust, and Mid-Atlantic Realty Trust, dated July 14, 2003. Pursuant to Rule 601(b)(2) of Regulation S-K, the Registrants agree to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-ATLANTIC REALTY TRUST (Registrant)

Date: July 15, 2003	/s/ F. PATRICK HUGHES
F. Patrick Hughes President and Chief Executive Officer

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